                                  SCHEDULE 14A

                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             U.S. TRUST CORPORATION
                (Name of Registrant as Specified in Its Charter)

                             U.S. TRUST CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                U.S. TRUST CORPORATION
                114 WEST 47TH STREET, NEW YORK, NEW YORK 10036
                (212) 852-1000

                Notice of
                Annual Meeting
                of Shareholders
                May 23, 1995

                The Annual Meeting of Shareholders of U.S. Trust Corporation (the "Corporation") will be held on Tuesday, May 23, 1995 at 10 A.M., New York time, at the office of United States Trust Company of New York (the "Trust Company"), 114 West 47th Street, New York, New York, in the Auditorium on the first floor, for the following purposes:

                1 To elect eight directors, to hold office for a term of three years, and, in each case, until their successors have been elected and qualified;

                2 To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand as independent auditors for the Corporation and its consolidated subsidiaries for the year 1995; and

                3 To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

                Only shareholders of record at the close of business on April 10, 1995 are entitled to notice of and to vote at the meeting and at any adjournment thereof.

                Dated: April 17, 1995

                Carol A. Strickland
                Secretary

                SHAREHOLDERS ARE REQUESTED TO MARK,
                SIGN, DATE AND RETURN THE PROXY
                SUBMITTED HEREWITH IN THE RETURN
                ENVELOPE PROVIDED. THE GIVING OF
                SUCH PROXY WILL NOT AFFECT A
                SHAREHOLDER'S RIGHT TO REVOKE SUCH
                PROXY OR TO VOTE IN PERSON SHOULD
                THE SHAREHOLDER LATER DECIDE TO
                ATTEND THE MEETING.

U.S. TRUST CORPORATION

Proxy
Statement

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Trust Corporation (the "Corporation") to be used at the Annual Meeting of Shareholders (the "Meeting") of the Corporation and at any adjournment thereof. The Meeting will be held on May 23, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented by properly executed proxies, if such proxies are received in time for the Meeting and are not revoked, will be voted at the Meeting in accordance with the instructions thereon, or if no instructions are given, such shares will be voted as follows: for the election of directors, for the ratification of the appointment of the Corporation's independent auditors, and in the discretion of the proxies on any other matters to come before the Meeting. A proxy may be revoked by a shareholder at any time prior to the time the shares are actually voted. Proxies may be revoked either by written notice to the Corporation, by submission of a subsequent proxy or by voting in person at the Meeting.

The approximate date on which this proxy statement and the accompanying form of proxy are being sent to shareholders is April 17, 1995. The Corporation's 1994 Annual Report to Shareholders was mailed to shareholders on March 10, 1995 or accompanies this proxy statement for any shareholder who became a shareholder after February 1, 1995.

The Board of Directors has fixed the close of business on April 10, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. On the record date, there were 9,603,280 Common Shares of the Corporation outstanding and entitled to be voted at the Meeting.

PRINCIPAL SHAREHOLDERS

The following table contains information concerning (i) those persons known to management of the Corporation to be the beneficial owners of more than 5% of the Corporation's outstanding Common Shares, and (ii) the beneficial ownership of the Corporation's outstanding Common

Shares by United States Trust Company of New York (a wholly-owned subsidiary of the Corporation) and its affiliates as of the close of business on March 31, 1995:

                                                                  AMOUNT AND
                                                                  NATURE OF
                                NAME AND ADDRESS                  BENEFICIAL             PERCENT
   TITLE OF CLASS             OF BENEFICIAL OWNER                 OWNERSHIP              OF CLASS
- --------------------------------------------------------------------------------------------------
Common Shares           401(k) Plan and ESOP of United     1,366,386 shares (in a       14.23
(par value              States Trust Company of New York   fiduciary capacity)(1)
$1 per share)           and Affiliated Companies
                        114 West 47th Street
                        New York, New York 10036

                        GeoCapital Corporation             640,050 shares               6.66
                        767 Fifth Avenue                   (with sole dispositive
                        New York, New York 10153           power)(2)

                        United States Trust Company        349,684 shares (in           3.64
                        of New York and Affiliated         fiduciary and agency
                        Companies                          capacities)(3)
                        114 West 47th Street
                        New York, New York 10036

- --------------------------------------------------------------------------------------------------

(1) These shares consist of 1,090,087 shares allocated to the individual accounts of participants in the 401(k) Plan and ESOP (the "Plan"), who have voting and dispositive power over such shares, and 276,299 shares which have not been allocated to participant accounts, as to which shares United States Trust Company of New York (the "Trust Company"), as Trustee of the Plan, may be deemed to have voting and dispositive power.

(2) Information herein with respect to GeoCapital Corporation ("GCC") has been obtained from GCC and from GCC's filings with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 by GCC, a registered investment advisor, and Barry K. Fingerhut and Irwin Lieber, by reason of their ownership interest in GCC. Such filing further discloses that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Corporation and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3) The Trust Company and its affiliates, including the Corporation (together "U.S. Trust"), have sole voting power as to 16,171 of such shares, shared voting power as to 42,452 of such shares, sole dispositive power as to 190,012 of such shares and shared dispositive power as to 159,672 of such shares. The 276,299 shares held in the Plan which have not been allocated to participant accounts as described in footnote 1, and as to which U.S. Trust may have sole voting and dispositive power, are not included. As a matter of policy, U.S. Trust votes shares held in an agency capacity only as directed by its customers, and where it holds shares as a co-fiduciary, votes such shares as directed by the other co-fiduciaries. Shares held by U.S. Trust as sole fiduciary are not voted unless specific voting instructions are given by a donor or beneficiary pursuant to the governing trust instrument.

Other than as set forth above, management of the Corporation is aware of no person who, on the record date, was the beneficial owner of more than 5% of the Corporation's outstanding Common Shares. The total number of the Corporation's Common Shares beneficially owned by all directors and executive officers of the Corporation as a group amounted to 798,234 shares (approximately 7.92% of the Corporation's outstanding Common Shares) as of March 31, 1995.*

VOTES REQUIRED

Each of the Corporation's Common Shares is entitled to one vote upon each matter to come before the Meeting. The election of directors is by a plurality of the votes cast. Ratification of the appointment of the Corporation's independent auditors requires the affirmative vote of a majority of the votes cast.

I ELECTION OF DIRECTORS

Eight directors of the Corporation are to be elected at the Meeting to serve until the annual meeting of shareholders in 1998 and, in each case, to serve until their successors have been elected and qualified.

The Corporation anticipates that the nominees named herein will be available for election, but if any nominee should be unable to serve, shares represented by proxies will be voted for an additional nominee to be designated by the Board of Directors unless the Board reduces the number of directors. All of the nominees are now directors of the Corporation and previously were elected by the shareholders. All directors of the Corporation are trustees of the Trust Company and serve parallel terms on both Boards.

The following table contains information as to the nominees for election as directors of the Corporation and as to directors who will continue in office, including name, age, principal occupation, selected biographical information, all other positions and offices, if any, held by each of them with the Corporation and the Trust Company, and, under the heading "Number of Shares Owned," the number of Common Shares of the Corporation beneficially owned by each of them as of March 31, 1995 (in each case, such number represented less than 1% of the Corporation's outstanding Common Shares). The table also shows the year since which each nominee and each continuing director has been continuously a director of the Corporation or, in the case of directors who have been directors of the Corporation continuously since the acquisition by the Corporation of the outstanding Capital Stock of the Trust Company, a trustee of the Trust Company:

At a Special Meeting of the Shareholders of the Corporation held on March 22, 1995, the shareholders approved a reorganization of the Corporation (the "Reorganization"). The Reorganization, which is expected to be effected on or about July 1, 1995, subject to the satisfaction of certain conditions, will entail (a) the transfer to a newly organized subsidiary of the Corporation, New USTC Holdings Corporation ("New Holdings"), of all the businesses, assets and liabilities of the Corporation other than those related to its securities processing businesses and related back office operations, (b) the spin-off to the Corporation's shareholders, on a share-for-share basis in a non-taxable transaction, of all the shares of New Holdings, and (c) the merger of the remaining Corporation (the "Merger") with and into The Chase Manhattan Corporation ("Chase") and the conversion of the Corporation's outstanding Common Shares (other than those owned by Chase, or by any subsidiary of the Corporation (other than in a fiduciary, custodial or similar capacity), or by shareholders of the Corporation who perfect their rights of dissent under New York law) into shares of the common stock of Chase. As a result of the Reorganization, (i) the Corporation will cease to exist, (ii) Chase will acquire the Corporation's present securities processing businesses and related back office operations,
(iii) the shareholders of the Corporation,

- ---------------

* Includes shares subject to stock options exercisable within 60 days of March 31, 1995, and shares attributable to deferred awards under the 1989 Stock Compensation Plan and Predecessor Performance Plans and Board Members' Deferred Compensation Plan.

through their equity interest in Chase, will retain an interest in such businesses as well as acquire an interest in the businesses and assets of Chase, and (iv) all the rest of the Corporation's current businesses (which include the Corporation's asset management, private banking, special fiduciary and corporate trust businesses) and related assets and liabilities will continue to be owned by the shareholders of the Corporation through their equity interest in New Holdings.

It is currently anticipated that if the Reorganization is effected, the directors of New Holdings will be the persons named below as director nominees and continuing directors of the Corporation, other than Donald M. Roberts and Frederick S. Wonham, current executive officers and directors of the Corporation who will retire as of, and will not continue to serve as directors following, the Reorganization. The initial term of each director of New Holdings will expire in the same year as the term shown for such director in the table below.

Nominees

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
TERM EXPIRES IN 1998

Samuel C. Butler                (65)   Partner in Cravath, Swaine &     1972         7,876(3)(4)
                                       Moore (law firm)

Mr. Butler joined the law firm of Cravath, Swaine & Moore in 1956 and was elected a partner of the firm in 1960. He is also a director of Ashland, Inc., Millipore Corporation and GEICO Corporation. Mr. Butler is a trustee of the New York Public Library and of the Culver Educational Foundation.

Paul W. Douglas                 (68)   Retired Chairman of the Board    1978         1,937  (3)
                                       of The Pittston Company (coal
                                       mining, transportation and
                                       security services)

Mr. Douglas retired as chairman of the board and chief executive officer of The Pittston Company in September 1991. Prior to joining
Pittston in January 1984, he had been associated with Freeport-McMoRan Inc. following the merger of Freeport Minerals Company and
McMoRan Oil and Gas Company in April 1981. Formerly, he was director of the internal finance section of the ECA Mission to France.
Mr. Douglas is also a director of Holmes Protection Group, Inc., MacMillan Bloedel Limited of Vancouver, B.C., New York Life
Insurance Company, Phelps Dodge Corporation, Philip Morris Companies, Inc. and South American Gold and Copper Co. He is a trustee of
The International Center for the Disabled and of St. Luke's-Roosevelt Hospital and of the Nature Conservancy of New York State.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Orson D. Munn                   (70)   Chairman and Director of         1982         6,400(5)
                                       Munn, Bernhard & Associates,
                                       Inc. (investment advisory
                                       firm)

Mr. Munn was senior vice president and chief investment officer of Madison Fund, Inc. from May 1981 through February 1983 and was president of Orson Munn, Inc. from February 1983 until the organization of Munn, Bernhard & Associates, Inc. in November 1990.
Previously, he was president of Piedmont Advisory Corporation and, upon its merger in 1980 with Lexington Management Corporation, performed the duties of vice chairman and chief investment officer. Earlier, Mr. Munn was associated with Wood Walker & Co. for 20 years, serving as chief executive officer of the company from 1972 to 1974. Mr. Munn is a trustee of the Waterfowl Research
Foundation and is a former member of the Financial Advisory Committee of the Garden Club of America, a former trustee of the Village of Southampton and a former director of numerous charities.

H. Marshall Schwarz             (58)   Chairman of the Board and        1977        49,125(6)(7)
                                       Chief Executive Officer of
                                       the Corporation and the Trust
                                       Company

Mr. Schwarz joined the Trust Company in 1967 after a seven-year association with Morgan Stanley & Co. In 1972, he was elected a senior vice president and head of the Banking Division. He was elected executive vice president and chief operating officer of the
Trust Company's Bank Group in 1977 and chief operating officer of the Asset Management Group in 1979. Mr. Schwarz served as president of the Corporation and the Trust Company from June 1986 through January 1990 and became chairman and chief executive officer effective February 1, 1990. He is also a director of Atlantic Mutual Companies and Bowne & Co., Inc. Mr. Schwarz is chairman of the board of the American Red Cross in Greater New York and a director of the United Way of New York City. He is a trustee of
Teachers College-Columbia University, Milton Academy, the Camille and Henry Dreyfus Foundation, Inc. and The Boys' Club of New York.

Philip L. Smith                 (61)   Chairman of the Board and        1987         5,900
                                       Director of the Golden Cat
                                       Corporation (manufacturer of
                                       cat litter and related
                                       products)

Mr. Smith has been chairman of the board and director of the Golden Cat Corporation since November 1990. He was chairman of the board, president and chief executive officer of The Pillsbury Company from August 1988 through January 1989. Formerly, he had been associated with General Foods Corporation for over 20 years, serving in his final position as chairman of General Foods and director of Philip Morris Companies, Inc. Mr. Smith is also a director of Whirlpool Corporation and Ecolab Corporation.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Frederick B. Taylor             (53)   Vice Chairman of the Board       1989        46,457(6)(7)(8)(9)
                                       and Chief Investment Officer
                                       of the Corporation and the
                                       Trust Company

Mr. Taylor joined the Trust Company in 1966. In 1980, he was elected a senior vice president and, in 1986, he was elected an executive vice president of the Corporation and chairman, Investment Policy of the Trust Company. Mr. Taylor was elected vice chairman and chief investment officer effective February 1990. He is a member of the New York Society of Security Analysts and the
Association for Investment Management and Research. Mr. Taylor serves on the board of counselors of White Plains Hospital and on the senior advisory board of the New York Chapter of the Arthritis Foundation.

Carroll L. Wainwright, Jr.      (69)   Consulting Partner in            1981         3,700(9)
                                       Milbank, Tweed, Hadley &
                                       McCloy (law firm)

Mr. Wainwright joined the law firm of Milbank, Tweed, Hadley & McCloy in 1952. After serving as assistant counsel to the Governor of
New York from 1959 through 1960, he returned to the firm, becoming a partner in 1963, a senior partner in 1986 and consulting partner in 1991. Mr. Wainwright is a trustee of the American Museum of Natural History, trustee and vice chairman of The Cooper
Union for the Advancement of Science and Art and trustee and former president of The Boys' Club of New York. He is also an adjunct professor at Washington and Lee University Law School, a trustee of the Edward John Noble Foundation, and member of the Distribution
Committee of The New York Community Trust.

Ruth A. Wooden                  (48)   President & Chief Executive      1994           300(3)
                                       Officer of The Advertising
                                       Council, Inc. (not-for-profit
                                       public service advertising)

Ms. Wooden became president and chief executive officer of The Advertising Council in August 1987. Prior to joining The Advertising
Council, she was employed with NW Ayer, Inc. for eleven years. Ms. Wooden serves as a trustee of The Edna McConnell Clark Foundation and of St. Luke's Roosevelt Hospital Center. She is vice chair of CARE, USA and an advisor to the Columbia Health Sciences Advisory
Council and the Columbia University School of Public Health Advisory Council.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Directors Continuing In Office
TERM EXPIRES IN 1997

Peter O. Crisp                  (62)   General Partner of Venrock       1992           800(3)
                                       Associates (venture capital
                                       limited partnership)

Mr. Crisp has been general partner of Venrock Associates since 1969. He is also a director of Apple Computer, Inc., American
Superconductor Corporation, Evans & Sutherland Computer Corp., Long Island Lighting Company, Inc., Thermedics Inc., Thermo Electron
Corp., Thermo Power Corporation and ThermoTrex Corp. Mr. Crisp serves as a member of the Board of Managers of Memorial
Sloan-Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases and Sloan-Kettering Institute for Cancer Research.
He is a trustee of North Shore University Hospital and of the Teagle Foundation.

Daniel P. Davison               (70)   Retired Chairman of the Board    1979        48,195(9)
                                       of the Corporation and the
                                       Trust Company

Mr. Davison was chairman of the board of Christie, Manson & Woods International, Inc. from February 1990 to January 1, 1994. He served as president of the Corporation and the Trust Company from the spring of 1979 until June 1, 1986, as chief executive officer from January 1, 1981 through January 1990 and as chairman of the board from February 1, 1982 until his retirement in February 1990.
Prior to joining U.S. Trust, he was associated with Morgan Guaranty Trust Company for 23 years, serving as corporate secretary, general manager of its London office and, in his final position, as executive vice president in charge of the National Bank
Division. Mr. Davison is also a director of The Atlantic Companies, Burlington Northern, Inc., Christies International, plc and
Prime Property Inc. He is a trustee and treasurer of the Florence Gould Foundation. Mr. Davison is also vice chairman of The Nature
Conservancy and trustee of The Cooper Union for the Advancement of Science and Art.

Antonia M. Grumbach             (51)   Partner in Patterson,            1991         1,400
                                       Belknap, Webb & Tyler
                                       (law firm)

Ms. Grumbach joined the law firm of Patterson, Belknap, Webb & Tyler in 1971 and became a partner of the firm in 1979. She is currently serving as managing partner of the firm. She is vice chairman of the board of trustees of Teachers College -- Columbia
University, and a trustee of Milton Academy, the CUNY Graduate Center Foundation, the William T. Grant Foundation and The Henfield
Foundation. Ms. Grumbach also served as an initial member of the Board of Advisors of the New York University program on philanthropy and the law.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Frederic C. Hamilton            (67)   Chairman of the Board,           1972        30,925
                                       President and Chief Executive
                                       Officer of Hamilton Oil
                                       Company, Inc. (international
                                       petroleum company)

Mr. Hamilton serves as chairman of the board, president and chief executive officer of
Hamilton Oil Company, Inc., chairman of the board of BHP Petroleum, and chairman of the board of Tejas Gas Corporation. He is also a director of the American Petroleum Institute and a member of the National Petroleum Council. Mr. Hamilton is chairman of the Denver Art
Museum Foundation and of the Denver Art Museum, and a trustee of the Boys' Club Foundation and the Boy Scouts of America Denver Area Council.

Peter L. Malkin                 (61)   Chairman of Wien, Malkin &       1992         1,300
                                       Bettex (law firm)

Mr. Malkin joined the predecessor law firm of Wien, Malkin & Bettex in 1958 and became a partner in the firm in 1962. He is also chairman of W & M Properties, Inc. and is a general partner in the ownership of several New York City buildings, including the Empire
State Building, the Graybar Building, the Lincoln Building, 1185 Avenue of the Americas, and
One Penn Plaza. Mr. Malkin is founding chairman of the Grand Central Partnership and of the
34th Street Partnership, a director of the New York City Chamber of Commerce & Industry, a
member of the New York City Partnership, a member of the Board of Overseers of Harvard
College and a director and member of the Executive Committee of Lincoln Center for the
Performing Arts.

Jeffrey S. Maurer               (47)   President of the Corporation     1989        22,574(6)(7)(9)
                                       and the Trust Company

Mr. Maurer joined the Trust Company in 1970 and was made manager of the Asset Management and
Private Banking Group in 1988. He was elected senior vice president in November 1980, executive vice president in May 1986 and president effective February 1990 and was designated chief operating officer in December of 1994. Mr. Maurer is a trustee of Alfred
University, a director and treasurer of The Children's Health Fund, a director of The Hebrew
Home for the Aged, a member of the Advisory Board of The Salvation Army of Greater New York
and chairman of the Commerce and Industry Division of the Greater New York Israel Bond
Campaign.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Richard F. Tucker               (68)   Retired Vice Chairman of the     1983         3,425(3)
                                       Board of Mobil Corporation
                                       (petroleum and chemicals)

Mr. Tucker joined Mobil Corporation in 1961 and retired as vice chairman in May 1991. He was a director of Mobil from 1971, and president and chief operating officer of Mobil Oil
Corporation from 1986 until his retirement. Mr. Tucker is also a director of The
Perkin-Elmer Corporation. He is trustee emeritus of Cornell University and a life member of the Board of Overseers of Cornell Medical College. He is also a trustee of the Aldrich
Museum of Contemporary Art, The Teagle Foundation and the Norwalk Hospital. Mr. Tucker is a
member of the National Academy of Engineering, The Council on Foreign Relations, Inc. and
the Woods Hole Oceanographic Institution.

TERM EXPIRES IN 1996

Eleanor Baum                    (55)   Dean of Engineering at The       1994           400(3)
                                       Cooper Union for the
                                       Advancement of Science & Art

Eleanor Baum became dean of engineering at Cooper Union in 1987. Prior to that, she was dean at Pratt Institute in Brooklyn and worked as an engineer in the aerospace industry. Dr.
Baum is also a director of Allegheny Power Systems and Avnet, Inc. She is president-elect of the American Society for Engineering Education and serves on the Board of Governors of the
New York Academy of Sciences. She is trustee of the Accreditation Board for Engineering &
Technology, is a commissioner of the Engineering Workforce Commission, and an advisory board member at Duke University, Rice University and the U.S. Merchant Marine Academy. She is
executive director of the Cooper Union Research Foundation and a fellow of the Institute of
Electrical & Electronic Engineers.

Philippe de Montebello          (58)   Director of the Metropolitan     1983           900
                                       Museum of Art

Mr. de Montebello has been associated with the Metropolitan Museum of Art since 1963, serving as associate curator for European paintings from 1963 to 1969, vice director for curatorial and educational affairs from 1974 to 1977 and as director since 1978. In the interim of his duties at the Metropolitan, Mr. de Montebello served as director of the
Museum of Fine Arts in Houston from 1969 to 1974. He is a member of the Advisory Board of the Skowhegan School of Painting and Sculpture and the Columbia University Advisory
Council-Departments of Art History and Archaeology. Mr. de Montebello is a trustee of the
New York University Institute of Fine Arts and the American Federation of Arts.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Edwin D. Etherington            (70)   President Emeritus of           1969*         8,250
                                       Wesleyan University

Mr. Etherington was president and chief executive officer of the American Stock Exchange from 1962 to 1966 and president of Wesleyan University from 1966 to 1970. Earlier, after practicing law in Washington D.C. and New York City, he was vice president of the New York
Stock Exchange and, subsequently, a general partner of Pershing & Co. Mr. Etherington was president (1971) and chairman (1972) of the National Center for Voluntary Action and for two
years was chairman of the National Advertising Review Board. He is a director of Automatic
Data Processing, Inc. and a trustee of The Schumann Foundation. He also serves as honorary chairman of the Lymes' Youth Service Bureau and of the Hobe Sound Child Care Center.

Donald M. Roberts               (59)   Vice Chairman of the Board       1986        35,377(6)(7)(9)
                                       and Treasurer of the
                                       Corporation and the Trust
                                       Company

Mr. Roberts was elected treasurer of the Corporation in January 1989 and vice chairman effective February 1, 1990. He is head of the Trust Company's Institutional Services Group.
Prior to joining U.S. Trust in 1979, he was associated with Citibank for 22 years serving as senior vice president from 1974 to 1979. Mr. Roberts is also a director of York
International Corporation, Burlington Resources, Inc. and the New York Road Runners Club,
Inc. He is president of the Board of Trustees of St. Bernard's School, and a member of The
Bridge Fund Advisory Board.

John Hoyt Stookey               (65)   Chairman of Quantum Chemical     1989        10,900
                                       Corporation (petrochemicals
                                       and propane)

Mr. Stookey served as president of Quantum Chemical from 1975 to 1993 when Quantum was acquired by Hanson Industries, Inc. He continues as chairman of the board of Quantum, a position he has held since 1986. As Chairman of Quantum, Mr. Stookey served from 1989 to
1993 as an executive officer of Petrolane Incorporated, Petrolane Finance Corp. and QJV
Corp., affiliates of Quantum, which companies were reorganized on July 15, 1993 under the
U.S. Bankruptcy Code. Prior to joining Quantum, Mr. Stookey was president of Wallace Clark
Incorporated from 1969 to 1975 and served as the U.S. Representative to both private and public banks in Mexico. He is also a director of Cypress AMAX Minerals Co., ACX Technologies
Inc. and Chesapeake Corporation. Mr. Stookey is the founder and president of The Berkshire
Choral Institute and of Landmark Volunteers, and trustee of the Glimmerglass Opera,
Berkshire School, The Clark Foundation and The Robert Sterling Clark Foundation.

- ---------------

* Mr. Etherington resigned as a director of the Corporation and trustee of the Trust
  Company for health reasons on March 1, 1986. He was re-elected to both Boards on
  September 27, 1988.

                                                                       FIRST      NUMBER OF
                                         PRINCIPAL OCCUPATION AND      BECAME      SHARES
            NAME               (AGE)        BUSINESS EXPERIENCE       DIRECTOR   OWNED(1)(2)
- --------------------------------------------------------------------------------------------
Robert N. Wilson                (54)   Vice Chairman of the Board of    1991         4,050
                                       Johnson & Johnson (health
                                       care products)

Mr. Wilson joined Johnson & Johnson in 1964. He was appointed to the Executive Committee in
1983 and was elected to the board of directors in 1986. Mr. Wilson has been vice chairman of the board of directors of Johnson & Johnson since 1989. He is a member of the Board of
Directors of the Pharmaceutical Research and Manufacturers Association, of the Alliance for
Aging Research and The Georgetown College Foundation, Inc. He also serves as a trustee of the Museum of American Folk Art and is a member of the Trilateral Commission. He is a director of The James Black Foundation in London, England.

Frederick S. Wonham             (64)   Vice Chairman of the Board of    1986        31,904(6)(7)(9)
                                       the Corporation and the Trust
                                       Company

Mr. Wonham joined the Trust Company in 1979 as a senior vice president, and was head of the
Personal Asset Management Division until 1982, when he was elected executive vice president and appointed manager of the Planning, Administration and Computer Services Group.
He was elected vice chairman effective February 1990 and is head of the Funds Services
Group. Between 1974 and 1978, Mr. Wonham was associated with White Weld and Co.,
Incorporated serving as president and chief operating officer from 1975 through 1978.
Earlier, he was associated with G.H. Walker & Co., Incorporated for 19 years, serving as president and chief executive officer from 1971 to 1974. Mr. Wonham is a trustee of the
Provident Loan Society.

- --------------------------------------------------------------------------------

(1) Share ownership involves sole voting and dispositive power unless otherwise indicated.

(2) Does not include shares subject to non-employee director stock options exercisable within 60 days of March 31, 1995 as follows: Dr. Baum and Ms. Wooden each 1,650 shares, Messrs. Crisp and Malkin each 3,350 shares, Mr. Munn 2,000 shares, Mr. Wilson 1,650 shares and 5,000 shares by each of the other non-employee directors (as defined in the plan) other than Messrs. Etherington, Smith and Stookey. See "Directors' Compensation."

(3) Does not include shares attributable to deferred awards under the Board Members' Deferred Compensation Plan as follows: Dr. Baum 232 shares, Mr. Butler 8,670 shares, Mr. Crisp 1,232 shares, Mr. Douglas 5,709 shares, Mr. Tucker 309 shares, and Ms. Wooden 179 shares.

(4) Includes 1,250 shares held in a trust of which Mr. Butler is trustee and 5,703 shares held in a trust in which he has a beneficial interest.

(5) Includes 1,700 shares held in a trust of which Mr. Munn is trustee.

(6) Does not include shares subject to employee stock options exercisable within 60 days of March 31, 1995 as follows: Mr. Schwarz 56,750 shares, Mr. Maurer 53,450 shares, Mr. Taylor 25,750 shares, Mr. Roberts 31,750 shares and Mr. Wonham 26,250 shares.

(7) Does not include shares attributable to deferred awards under the 1989 Stock Compensation Plan and Predecessor Performance Plans as follows: Mr. Schwarz 78,086 shares, Mr. Maurer 29,008 shares, Mr. Roberts 55,186 shares, Mr. Taylor 10,864 shares and Mr. Wonham 44,064 shares. See "Compensation of Executive Officers."

(8) Includes 270 shares held in a trust of which Mr. Taylor is sole trustee and in which he has a beneficial interest.

(9) Includes 10,254 shares owned by Mr. Davison's wife, 2,500 shares owned by Mr. Maurer's wife, 638 shares held in trust by Mr. Maurer's wife for their children, 3,215 shares owned by Mr. Roberts' daughter, 3,989 shares owned by Mr. Taylor's wife, 300 shares owned by Mr. Wainwright's wife, and 2,250 shares owned by Mr. Wonham's children, with respect to which the director in each case disclaims beneficial ownership.

REPORTS OF BENEFICIAL OWNERSHIP

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and rules of the Securities and Exchange Commission (the "Commission") thereunder require the Corporation's directors and officers to file with the Commission reports of their beneficial ownership and changes in beneficial ownership of the Corporation's Common Shares. Personnel of the Corporation generally prepare these reports for the directors and officers on the basis of information furnished by them to such personnel. Based on such information and written representations by the directors and officers that certain reports were not required, the Corporation believes that all reports required by Section 16(a) of the Exchange Act and the rules of the Commission thereunder to be filed by its directors and officers during 1994 were timely filed.

DIRECTORS' AND TRUSTEES' COMMITTEES;
BOARD AND COMMITTEE MEETINGS

The Board of Directors of the Corporation and the Board of Trustees of the Trust Company (the "Board of Trustees") each has, among others, a standing Executive Committee, a standing Audit Committee (in the case of the Trust Company, known as the Examining & Audit Committee) and a standing Compensation and Benefits Committee. The Executive Committees of the Board of Directors and of the Board of Trustees are composed of Mr. Schwarz (the Committee Chairman) and seven other Board members, all of whom are appointed annually. The Executive Committees have the power to act for their respective Boards when such Boards are not in session and each Executive Committee also serves as a nominating committee. The Executive Committees will consider nominees for director and trustee recommended by shareholders who submit the names of recommended nominees and supporting reasons for such recommendations in writing to the Secretary of the Corporation or the Trust Company. In addition to Mr. Schwarz, the members of both Executive Committees are currently Messrs. Butler, Davison, Douglas, Etherington, Maurer, Stookey and Wainwright.

The Audit Committee of the Board of Directors of the Corporation and the Examining and Audit Committee of the Board of Trustees (together, "the Audit Committee") provide the Boards with an independent review of the Corporation's and the Trust Company's accounting policies, the adequacy of financial controls and the reliability of financial information reported to the public. The Audit Committee also conducts examinations of the affairs of the Corporation and the Trust Company as required by law or as directed by the Boards, supervises the activities of the internal Auditor and reviews the services provided by the independent auditors. (See "Ratification of Appointment of Independent Auditors" for the names of the members of the Audit Committee, who are appointed annually.)

The Compensation and Benefits Committees of the Board of Directors and the Board of Trustees (together, the "Compensation Committee") determine compensation and benefits for officer-trustees, review salary and benefits changes for other senior officers and review employee benefit plans under the Employee Retirement Income Security Act of 1974 and other employee benefit plans. (See "Compensation Committee Interlocks and Insider Participation" below for the names of the members of the Compensation Committee, who are appointed annually.)

During 1994, the Executive Committees of the Board of Directors and Board of Trustees met two times, the Compensation Committee met four times and the Audit Committee met five times.

Both the Board of Trustees and the Board of Directors held twelve meetings in 1994. No member of the Board of the Corporation or of the Trust Company attended in 1994 fewer than 75% of the aggregate of (1) the total number of meetings of the Boards held during the period for which he or she has been a director or trustee and (2) the total number of meetings held by all committees on which he or she served.

DIRECTORS' COMPENSATION

Each director of the Corporation who is not also an officer of the Corporation or of the Trust Company receives a retainer fee of $15,000 per year and an attendance fee of $1,000 for each meeting attended of the Board of Directors of the Corporation, of the Board of Trustees, of the Executive Committee of each Board and of the committees of the Board of Trustees other than those mentioned below. If the Boards or the Executive Committees of the Corporation and the Trust Company meet on the same day, only one fee is paid to a director-trustee for attendance at both meetings. Under the Stock Plan for Non-Officer Directors, each director of the Corporation who is not also an officer of the Corporation or of the Trust Company receives 100 Common Shares of U.S. Trust Corporation each February as an additional part of his or her annual retainer fee.

The Chairman of the Audit Committee receives an annual retainer of $12,500 and each member of such Committee receives an annual retainer of $10,000. The Chairman of the Compensation Committee receives an annual retainer of $10,000 and each member of such Committee receives an annual retainer of $7,000. All directors and trustees are reimbursed for travel and other out-of-pocket expenses incurred by them in attending board or committee meetings.

Under the Board Member's Deferred Compensation Plan of the Corporation (the "Board Deferred Plan"), directors who are not also officers of the Corporation, the Trust Company or other subsidiaries of the Corporation ("Eligible Board Members") may elect to defer any or all of their cash compensation (including meeting attendance fees) for services rendered as directors of the Corporation, as trustees of the Trust Company or as members of any Board committee. An Eligible Board Member (i) allocates his or her deferred compensation between an interest account and a phantom share unit account (at least 50% of deferred amounts must be allocated to phantom share units), and (ii) designates the portion of his or her interest account which is to be credited with earnings based on each of the rates of return available under the Board Deferred Plan. Currently, there are six available rates of return: the Trust Company's prime rate and the rates of return on five of the investment funds available under the Trust Company's 401(k) Plan and ESOP. Deferred compensation is converted into phantom share units by dividing the dollar amount of such compensation by the market value of one Common Share at the time of conversion. Phantom share units earn Common Share dividend equivalents which are converted into additional phantom share units on the basis of the market value of a Common Share on the relevant dividend payment date.

Payouts of amounts held for the account of an Eligible Board Member under the Board Deferred Plan are made in ten annual installments commencing in the year following the year in which the Eligible Board Member ceases to be a director of the Corporation or a trustee of the Trust Company. Payouts of interest account balances are made in cash, and payouts with respect to phantom share units consist of one Common Share for each whole phantom share unit.

Directors who are not officers of the Corporation or of the Trust Company who retire from the Board at age 72 with 10 or more years of Board service are paid an annual retirement benefit for life equal to the annual retainer as a Board member received in his or her last full year of Board membership. Directors with less than 10 years of service who retire at age 72 and directors with 15 or more years of service who retire prior to age 72 are paid the same annual benefit for the lesser of the number of years he or she served on the Board or for life.

Under the Stock Option Plan for Non-Employee Directors of U.S. Trust Corporation (the "Directors Plan"), a maximum of 125,000 Common Shares of the Corporation are reserved for grants of options to members of the Board of Directors who are not full-time employees of the Corporation, the Trust Company or any of their affiliated companies, who have not been such full-time employees for the previous two years and who have never been members of the Board of Directors while being employed full-time by the Corporation, the Trust Company or any of their affiliated companies (the "Non-Employee Directors"). Each person who either was a Non-Employee Director at the time of the adoption of the Directors Plan in April 1989 or who subsequently became a Non-Employee Director has been granted an option to purchase 5,000 Common Shares. Each person who hereafter becomes a Non-Employee Director will be granted an option, effective on the date of becoming a Non-Employee Director, to purchase 5,000 Common Shares, subject to reduction in the event of an insufficiency of available shares under the Directors Plan.

Options granted under the Directors Plan are granted for a period of ten years. The exercise price per share is the fair market value, as defined in the Directors Plan, of a Common Share on the date of grant. Each option becomes exercisable in three equal, cumulative installments on each of the first three anniversary dates of the date the option was granted. Except in the event of a "change in control" of the Corporation, as defined in the Directors Plan, full payment of the exercise price for shares subject to an option must be made in cash at the time of exercise.

In the event of a change in control of the Corporation, all options under the Directors Plan will be accelerated and become fully exercisable, and optionees will be permitted to pay the exercise price in cash, or in Common Shares of the Corporation valued at their then fair market value, or a combination of cash and Common Shares. In addition, all options that were granted at least six months prior to the date of such change in control will be cancelled in return for a cash payment equal to the excess of the aggregate Determined Value (as defined in the Directors Plan) of the Common Shares subject to the option over the aggregate option exercise price of such Common Shares. The Board of Directors may direct that any of the foregoing change in control provisions not become effective by adopting a resolution to such effect prior to the date of a change in control (or not later than 45 days thereafter in certain circumstances).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

During 1994, the following non-employee directors served as members of the Compensation Committee: Mr. Philip L. Smith (the Committee Chairman), Mr. Peter
O. Crisp, Mr. Frederic C. Hamilton, Mr. Richard F. Tucker, Mr. Robert N. Wilson and Ms. Ruth A. Wooden. (See "Transactions with Directors and Executive Officers" below.)

Report on Executive Compensation

The Compensation Committee is responsible for the administration of U.S. Trust's executive compensation program, with oversight review by the Board of Directors and Board of Trustees. The Compensation Committee determines salary, bonus, stock options, restricted stock, performance share units and other benefits for senior officers of U.S. Trust, in each case (other than the Chief Executive Officer) upon the recommendation of the Chief Executive Officer.

COMPENSATION STRATEGY AND PROGRAM. U.S. Trust is committed to attracting, motivating and encouraging long-term employment of high-caliber, service-oriented individuals. The Compensation Committee expects and seeks excellence in performance and uses the compensation program as a means to reward superior achievement. The Compensation Committee manages compensation to support the long-term interests of U.S. Trust and its shareholders by adhering to the following basic strategic principles:

     - Compensation at all levels will be competitive with comparable organizations and will reward employees on the basis of their performance and contribution to U.S. Trust.

     - U.S. Trust's benefits package will be competitive and designed to encourage a career commitment to U.S. Trust.

     - Total incentive compensation paid will be based on overall corporate performance; individual and unit performance will determine the allocation of the total among selected participants.

     - As an employee moves up at U.S. Trust, a larger proportion of his or her total compensation will be incentive compensation which will be influenced in large part by the market value of U.S. Trust Common Shares. Incentive compensation at the executive officer level may exceed by several times the executive's base salary, while for the great majority of employees, incentive compensation is unlikely to exceed their base salary. One-half or more of each executive officer's incentive compensation is likely to be earned based on the value of U.S. Trust Common Shares.

     - U.S. Trust encourages employee ownership of U.S. Trust Common Shares and has therefore established an ESOP and other stock-based incentive compensation plans. The Compensation Committee believes that the performance of U.S. Trust is best when employees think like owners. Acceptance of U.S. Trust's ownership philosophy is a requirement for advancement to senior management positions; senior management will be expected over time to build and maintain significant ownership positions in U.S. Trust Common Shares. However, the Committee has not established any specific minimum levels of required stock ownership for any of U.S. Trust's executive officers.

Salaries are administered to provide a level of base compensation that is competitive with that available at other high caliber institutions. Annual salary increases generally reflect improved individual performance, increased responsibilities and changes in the competitive marketplace. These factors involve subjective judgments made by the Compensation Committee and are not weighted. For competitive comparisons, the Committee particularly considers companies in the peer group used for the performance graph below. In general, salaries of U.S. Trust's CEO and the other executive officers named in the Summary Compensation Table below rank at or somewhat below the median of salaries paid to executives in comparable positions at the peer group companies. However, the Compensation Committee has not adopted any policy requiring that the salaries of these officers be set so as to achieve any specific relationship to the levels of executive officer salaries at the peer group companies.

Annual incentive compensation is paid under the 1990 Annual Incentive Plan (the "Annual Plan") based on the attainment of annual corporate and personal performance objectives. As to the corporate performance objectives for 1994, the Compensation Committee determined that the size of the pool available for awards would be a percentage, from 25% to 110%, of the potential award pool, depending on the level of the Corporation's absolute return on equity (ROE) for 1994. The Committee also determined that for this purpose, the Corporation's ROE for 1994 would be adjusted to eliminate the effect of the extraordinary charges to earnings required to be recognized in connection with the transaction with Chase. The Compensation Committee selected ROE as the performance measure because the Committee believes that the effective use of shareholder capital is the principal test of management performance, and that a high ROE has a positive influence on the market value of the Corporation's Common Shares. The adjusted ROE formula resulted in an award pool equal to 87.5% of the potential pool for 1994 awards. Individual Annual Plan awards were based on the Compensation Committee's assessment of personal achievement of objectives by members of management, such as attainment of long-term goals for their business units, client satisfaction, new business development and results achieved in relation to budget. Arithmetic criteria are not used in determining the amount of individual awards under the Annual Plan or the amount of base compensation payable to senior officers.

Long-term incentive compensation for U.S. Trust's executive officers is normally granted in the form of performance share units, and in the form of stock options that provide for an exercise price equal to the fair market value of U.S. Trust Common Shares at the time of grant. The size of each executive officer's stock option award is not based on arithmetic criteria but rather is based on the Compensation Committee's assessment of the individual's potential long-term contribution to U.S. Trust's results, taking into account the number of options and shares currently held by that individual. Executive officers generally are strongly encouraged to hold shares obtained through the exercise of stock options consistent with U.S. Trust's commitment to substantial stock ownership by its executives.

Performance share units, which are phantom shares of U.S. Trust Corporation stock, are granted annually under the 1989 Stock Compensation Plan. From 0 to 100% of the units so granted are earned over a three-year performance cycle based on achievement of earnings and ROE goals (both in absolute terms and in relation to other banking organizations). The value of awards to executives is based on the number of performance share units earned and the value per share of U.S. Trust's Common Shares during the last month of the performance cycle. Dividend equivalents are paid and reinvested in additional performance share units during the performance cycle. The number of performance share units initially granted is based on a guideline percentage of salary, divided by the stock price at the time of grant. The guideline percentage used for this purpose is 60% in the case of the CEO, and 50% or 55%, in the case of the other named executive officers. The performance share earn out for the 1992-94 cycle was 100% of the initial grant amount reflecting 100% achievement of goals for absolute growth in earnings per share, absolute ROE, and relative ROE performance against peers. In measuring U.S. Trust's performance, the Committee adjusted actual results to eliminate the effect of the extraordinary charges to 1994 earnings related to the transaction with Chase and the gain on the sale of the Corporation's partnership interest in Financial Technologies International L.P.

The Committee took no action during 1994 to establish a policy with respect to the payment of compensation to U.S. Trust's executive officers of amounts that qualify for tax deductibility under the $1 million limit on deductible compensation under section 162(m) of the Internal Revenue Code. The Committee deferred taking action, in part, because the compensation payable to Mr. Schwarz and each of the other named executive officers for 1994 was not expected to exceed (and in fact did not exceed) the amount deductible under section 162(m). In addition, the Committee determined that as a result of U.S. Trust's disposition of its securities processing businesses to Chase, a comprehensive review would have to be made of all of U.S. Trust's executive compensation arrangements to assess their appropriateness for New Holdings. The Committee believed that it would be premature to establish a policy regarding section 162(m) before this review is completed.

At the time of the Chase transaction, all holders of stock options then outstanding, including Mr. Schwarz and the other named executive officers, will become entitled to receive payments to cash out their stock options. Also Messrs. Roberts and Wonham, who will be retiring at the time of the transaction, will receive separation benefits comparable to the severance payments that will be made to those employees whose jobs are eliminated as a result of the transaction. These payments are described on pages 23 and 24 of this proxy statement. The Committee believes that payment of the foregoing amounts is appropriate whether or not they are fully deductible under section 162(m), in view of the special circumstances that will be present as a result of the transaction with Chase, and the fact that in each case (other than severance benefits) these payments will be made pursuant to plan provisions that antedate the enactment of section 162(m).

CEO COMPENSATION FOR 1994. The salary paid in 1994 to H. Marshall Schwarz, Chairman and Chief Executive Officer ("CEO"), was $547,308. Mr. Schwarz's salary reflects the Compensation Committee's review of competitive and internal compensation levels, as well as its belief that executive compensation should be influenced by both short and long-term operating results and should reflect both short and long-term incentives rather than salary alone.

Mr. Schwarz also received an award for 1994 under the Annual Plan and earned a performance share award for the 1992-94 cycle. The amounts of these awards to Mr. Schwarz were determined in the manner indicated in the above descriptions of these incentive compensation programs. In addition, he was granted a nonqualified stock option for 15,000 Common Shares at an exercise price of $51.25 per share, the market price of U.S. Trust Common Shares on January 25, 1994, the date of the grant.

In summary, the Compensation Committee believes it has a comprehensive and competitive executive compensation program with an appropriate balance between salary and short and long-term incentives and with an emphasis on stock-based compensation. It intends to continue this emphasis in the future.

                                          Respectfully submitted,

                                          Philip L. Smith, Chairman
                                          Peter O. Crisp
                                          Frederic C. Hamilton
                                          Richard F. Tucker
                                          Robert N. Wilson
                                          Ruth A. Wooden

The following table sets forth the compensation paid or accrued during 1994, 1993 and 1992 to the CEO and the four other most highly compensated executive officers (during 1994) for services rendered in all capacities to the Corporation and to the Trust Company and their affiliates.

Summary Compensation Table

                                                            LONG-TERM
                                                            COMPENSATION
                                 ANNUAL                     ------------------------------
                                 COMPENSATION
                                 -------------------------  AWARDS               PAYOUTS
                                                   OTHER    -------------------- ---------
                                                   ANNUAL   RESTRICTED   STOCK   LONG-TERM  ALL OTHER
                                                   COMPEN-  STOCK        OPTION  INCENTIVE  COMPEN-
NAME AND PRINCIPAL               SALARY   BONUS    SATION   AWARDS       AWARDS  PAYOUTS    SATION(1)
POSITION                   YEAR  ($)      ($)      ($)      ($)          (#)     ($)        ($)
- -----------------------------------------------------------------------------------------------------
H.M. Schwarz                1994 547,308  257,635     0            0      15,000  465,099      33,177
  Chairman, CEO             1993 517,308  304,135     0            0      10,000  545,015      89,641
                            1992 485,192  305,740     0            0           0  221,688      28,451

J.S. Maurer                 1994 401,539  169,923     0            0      10,000  316,316      23,913
  President, COO            1993 381,538  205,923     0            0       6,000  370,669      61,175
                            1992 359,423  212,029     0            0      15,000  150,617      20,737

F.B. Taylor                 1994 371,539  151,423     0        3,500       9,000  262,554      21,428
  Vice Chairman,            1993 351,539  187,423     0            0       5,000  307,670      48,860
  Chief Investment          1992 329,423  183,529     0            0      12,000  126,057      18,527
  Officer

D.M. Roberts                1994 337,769  133,112     0            0       5,000  258,387      56,941
  Vice Chairman,            1993 327,769  153,612     0            0       5,000  302,785     455,892
  Treasurer                 1992 316,923  159,154     0            0           0  126,057      44,726

F.S. Wonham                 1994 337,769  133,112     0            0       5,000  258,387      30,224
  Vice Chairman             1993 327,769  153,612     0            0       5,000  302,785     162,723
                            1992 316,923  159,154     0            0           0  126,057      25,462


- ------------------------------------------------------------------------------------------------------

(1) See following table for identification and amounts of components.

The following table lists for each of the named executive officers the payments that comprise the "All Other Compensation" amounts found in the Summary Compensation Table.

All Other Compensation

                                 EMPLOYER         SUPPLEMENTAL       EARNINGS ON
                               CONTRIBUTION           ESOP             DEFERRED
                                TO ESOP(1)          AMOUNT(2)         AWARDS(3)         TOTAL
      NAME          YEAR            ($)                ($)               ($)             ($)
- --------------------------------------------------------------------------------------------------
H.M. Schwarz        1994       7,500              19,865             5,812             33,177

J.S. Maurer         1994       7,500              12,577             3,836             23,913

F.B. Taylor         1994       7,500              10,007             2,851             21,428

D.M. Roberts        1994       7,500              9,388              40,053            56,941

F.S. Wonham         1994       7,500              9,388              13,336            30,224

- --------------------------------------------------------------------------------------------------

(1) Represents the amount of the employer contribution made to the ESOP portion of the 401(k) Plan and ESOP on behalf of each of the named executive officers for the year indicated.

(2) Represents the amount of the employer contribution, otherwise required under the ESOP portion of the 401(k) Plan and ESOP, that could not be made to the Plan on behalf of the named executive officers for the years indicated due to certain limitations imposed under the Internal Revenue Code of 1986 (the "Code Limitations"). This amount is credited to the officer's account under the Corporation's Executive Deferred Compensation Plan, and payment is deferred until termination of the officer's employment. See "Compensation of Executive Officers -- Executive Deferred Compensation Plan" below for a description of the Executive Deferred Compensation Plan.

(3) Represents that portion of the interest accrued on certain previously deferred incentive plan cash awards which is "above market" interest as defined in the rules of the Securities and Exchange Commission.

STOCK OPTIONS. The following table sets forth certain information concerning options granted during 1994 to the executive officers named in the Summary Compensation Table, including potential gains that these officers would realize under two stock price growth-rate assumptions compounded annually. Under the 5% growth-rate assumption, the indicated values would be realized if the stock price reached $83.48 per share at the end of the option term (10 years from grant). Correspondingly, under the 10% growth-rate assumption, the indicated values would be realized if the stock price reached $132.93 per share.

Option Grants in 1994

                       INDIVIDUAL GRANTS
                       ---------------------------------------------------   POTENTIAL REALIZABLE
                        NUMBER OF                   EXERCISE                         VALUE
                       SECURITIES    % OF TOTAL    PRICE PER                   AT ASSUMED ANNUAL
                       UNDERLYING      OPTIONS       SHARE                   RATES OF STOCK PRICE
                         OPTIONS     GRANTED TO     (MARKET                    APPRECIATION FOR
                         GRANTED      EMPLOYEES     PRICE AT                    OPTION TERM(1)
                          (# OF          IN         DATE OF     EXPIRATION   ---------------------
         NAME            SHARES)     FISCAL YEAR   GRANT)($)     DATE(2)      5% ($)     10% ($)
- --------------------------------------------------------------------------------------------------
H.M. Schwarz           15,000        7.7%         51.25         01/25/04     483,450    1,225,200
J.S. Maurer            10,000        5.1%         51.25         01/25/04     322,300    816,800
F.B. Taylor            9,000         4.6%         51.25         01/25/04     290,070    735,120
D.M. Roberts           5,000         2.6%         51.25         01/25/04     161,150    408,400
F.S. Wonham            5,000         2.6%         51.25         01/25/04     161,150    408,400
- --------------------------------------------------------------------------------------------------

(1) Annual growth-rate assumptions are prescribed by rules of the Securities and Exchange Commission and do not reflect actual or projected price appreciation of U.S. Trust Corporation Common Shares. The actual average annual price appreciation of U.S. Trust Common Shares over the last ten years was 13.71%.

(2) Options become exercisable in four equal, cumulative installments in each of the first through fourth anniversary dates of the date of grant (January 25, 1994). If the Reorganization is effected (see "Election of Directors" above),
(i) all the options in this table will become fully exercisable immediately before the effective time of the Merger (the "Effective Time"), (ii) each such option, to the extent it has not been exercised or cancelled prior to the Effective Time, will be cancelled as of the Effective Time, and (iii) with respect to each option so cancelled, the holder thereof will be entitled to receive a lump-sum cash payment in an amount equal to the excess of the aggregate Determined Value of the Common Shares subject to the option over the aggregate exercise price of such Common Shares. See "Change in Control Provisions" below.

The following table discloses the aggregated stock option exercises for each of the named executive officers in the last fiscal year. It also shows the number of vested and unvested unexercised options and the value of vested and unvested unexercised in-the-money options.

Aggregated Option Exercises in 1994 and Year-End Option Values

                                                           NUMBER OF
                                                          SECURITIES                     VALUE OF
                                                          UNDERLYING                    UNEXERCISED
                                                          UNEXERCISED                  IN-THE-MONEY
                                                          OPTIONS AT                    OPTIONS AT
                   SHARES                                 YEAR-END(#)                 YEAR-END($)(2)
                 ACQUIRED ON        VALUE          -------------------------     -------------------------
     NAME        EXERCISE(#)   REALIZED($)(1)      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- ----------------------------------------------------------------------------------------------------------
H.M. Schwarz        5,500         176,875.00             58,500/35,000              1,585,050/594,025
J.S. Maurer         2,300          81,075.00             39,450/31,250              1,055,692/556,352
F.B. Taylor         2,550          89,887.50             30,950/25,500                814,850/432,637
D.M. Roberts        3,400         129,304.00             25,500/15,500                204,715/143,145
F.S. Wonham         1,500          48,000.00             20,000/15,500                235,402/156,457
- ----------------------------------------------------------------------------------------------------------

(1) Aggregate market value on the date(s) of exercise less aggregate exercise price.

(2) Total value of unexercised options is based on the difference between aggregate market value of U.S. Trust Corporation Common Shares at $63.50 per share, the closing price on December 30, 1994, and aggregate exercise price.

PERFORMANCE SHARE UNITS. The 1989 Stock Compensation Plan (the "Stock Plan") provides for the grant of performance share units which are earned over a 3-year "Performance Cycle" to the extent that pre-established performance goals for the Corporation are met. Except for any portion of an earned award that an officer has previously elected to defer, earned awards are paid as soon as practicable after the close of the Performance Cycle. Awards that are not deferred are paid in a combination of cash and the Corporation's Common Shares, as the Compensation Committee determines, but at least 50% of a non-deferred award must be paid in the Corporation's Common Shares. Deferred awards are either converted to "phantom share units" ("PSUs") or credited to the "Interest Portion" of the officer's account under the Stock Plan, as the officer may elect, but at least 50% of any deferred award must be converted to PSUs.

Earnings are credited to the Interest Portion of a deferred award at the Trust Company's prime rate, or at a rate of return matching the rate of return on any one or more of the investment funds available for investment of the 401(k) portion of employees' accounts under the 401(k) Plan and ESOP other than the U.S.T. Corp. Stock Fund, as the officer may select from time to time. The "PSU Portion" of an officer's deferred award is credited, as of the date of each dividend payment on the Corporation's Common Shares, with dividend equivalents in the form of additional PSUs.

Payments with respect to deferred awards are made in 10 annual installments commencing in the year following the officer's retirement or other termination of employment. Payments with respect to the PSU Portion of a deferred award are made in the form of the Corporation's Common Shares, and payments with respect to the Interest Portion of a deferred award are made in cash.

Performance share units were also awarded to officers of the Corporation and the Trust Company and their subsidiaries under two predecessor plans: the 1988 Long-Term Performance Plan of U.S. Trust Corporation and the Long-Term Performance Plan of U.S. Trust Corporation (collectively, the "Predecessor Performance Plans"). The provisions of the Predecessor Performance Plans are substantially the same as those applicable to the performance share unit feature of the Stock Plan. No Performance Cycles remain in progress under the Predecessor Performance Plans. However, deferred awards remain outstanding under these plans, in the form of PSUs and account balances that are credited with interest under substantially the same provisions as described above in the case of the "Interest Portion" of deferred awards under the Stock Plan.

Each performance share unit and each PSU credited to an officer under the Stock Plan and the Predecessor Performance Plans represents one Common Share of the Corporation, but constitutes only a "phantom" share. It entitles the holder to be credited with dividend equivalents and to receive one Common Share of the Corporation for each such unit to the officer's credit when distributions are made to the officer from the plan, but it does not otherwise entitle the officer to any of the rights of a holder of the Common Shares.

Because of the special circumstances occurring during the three-year Performance Cycles ending on December 31, 1995 and 1996 (the "1995 and 1996 Performance Cycles") as a result of the Reorganization, the Board of Directors and the Compensation Committee have approved a recommendation by management that if the Reorganization is consummated, the performance goals established for the 1995 and 1996 Performance Cycles will be deemed to have been met in full, and all performance share units awarded to each officer for each of the 1995 and 1996 Performance Cycles will be deemed to be fully earned and payable to the officer if he or she remains in employment with New Holdings or its affiliates until the end of such Performance Cycle or if he or she leaves such employment before the end of such Performance Cycle as a result of retirement or termination due to staff reductions associated with the Reorganization. The following table shows, for each executive officer named in the Summary Compensation Table, the number of performance share units awarded for the 1995 and 1996 Performance Cycles (increased to reflect the issuance of additional performance share units as payment for Common Share dividend equivalents credited to outstanding performance share units) that will be deemed to be fully earned and payable to the executive officer if the Reorganization is consummated:

                                                        PERFORMANCE       PERFORMANCE
                                                           SHARE             SHARE
                                                         UNITS FOR         UNITS FOR
                            NAME                        1995 CYCLE        1996 CYCLE
        ---------------------------------------------  -------------     -------------
        H. Marshall Schwarz..........................      6,592             6,274
        Jeffrey S. Maurer............................      4,472             4,232
        Frederick B. Taylor..........................      3,736             3,551
        Donald M. Roberts............................      3,538             3,275
        Frederick S. Wonham..........................      3,538             3,275

The following table sets forth certain information concerning long-term incentive awards granted during 1994 to the executive officers named in the Summary Compensation Table.

Long-Term Incentive Awards Granted In 1994

                                                 ESTIMATED FUTURE PAYOUTS OF PERFORMANCE SHARE
                   NUMBER OF      PERFORMANCE                        UNITS
                  PERFORMANCE    PERIOD UNTIL   -----------------------------------------------
     NAME       SHARE UNITS(#)      PAYOUT      THRESHOLD(#)(1)   TARGET(#)(2)   MAXIMUM(#)(2)
- -----------------------------------------------------------------------------------------------
H.M. Schwarz    6,042            3 years        3,021             6,042          6,042
J.S. Maurer     4,076            3 years        2,038             4,076          4,076
F.B. Taylor     3,420            3 years        1,710             3,420          3,420
D.M. Roberts    3,154            3 years        1,577             3,154          3,154
F.S. Wonham     3,154            3 years        1,577             3,154          3,154
- -----------------------------------------------------------------------------------------------

(1) Assumes minimum number of performance share units earned in each performance goal for 1994-96 performance cycle.

(2) Assumes all specified performance targets are reached.

PERFORMANCE GRAPH. The graph below compares the annual change in the cumulative total return on U.S. Trust Common Shares with the annual change in the cumulative total returns of the Standard & Poor's Composite -- 500 Stock Index and a group of U.S. Trust peer companies. The peer companies are banking organizations selected on the basis of their similarity to U.S. Trust in having a high percentage of revenues from fees generated by personal trust business and other fee-based services. The peer group consists of The Bank of New York Company, Inc., Bankers Trust New York Corporation, Boatmen's Bancshares, Inc., Comerica Incorporated, CoreStates Financial Corp, Fleet Financial Group Inc., Key Corp, Mellon Bank Corporation, Mercantile Bancorporation Inc., Mercantile Bankshares Corporation, J.P. Morgan & Co., Incorporated, NBD Bancorp, Inc., Northern Trust Corporation, PNC Financial Corp, State Street Boston Corporation, Sun Trust Banks, Inc. and Wilmington Trust Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG U.S. TRUST, S&P 500 AND BANK PEER GROUP**

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)         U.S. TRUST        S&P 500       PEER GROUP
1989                                     100.0           100.0           100.0
1990                                      87.9            96.9            88.1
1991                                     127.3           126.3           149.7
1992                                     151.2           135.9           180.2
1993                                     166.3           149.5           186.1
1994                                     209.2           151.5           169.5

 * Assumes that the value of the investment in U.S. Trust Common Shares, the S&P 500 index and the peer group was $100 on December 31, 1989, and that all dividends were reinvested.
** The return of each member of the peer group has been weighted according to its respective stock market capitalization.

RETIREMENT BENEFITS. Each of the executive officers named in the Summary Compensation Table is a participant in The Employees' Retirement Plan of United States Trust Company of New York and Affiliated Companies (the "Retirement Plan"). The Retirement Plan is a defined benefit pension plan which is tax qualified under Section 401(a) of the Internal Revenue Code. The Retirement Plan provides for payment of a pension in an annual amount equal to a specified percentage (based on the length of a participant's credited service up to a maximum of 35 years) of the participant's average base salary for his highest five consecutive years of base salary during the last ten plan years prior to retirement or other termination of employment, reduced by a portion of the participant's annual Social Security benefit. The table below shows the estimated annual pension payable under the Retirement Plan's benefit formula upon retirement at age 65 to persons in specified remuneration and years-of-service classifications who have elected to receive their pensions under a straight life annuity option. The amounts shown do not reflect reductions which would be made to offset Social Security benefits.

HIGHEST CONSECUTIVE            ESTIMATED ANNUAL PENSION FOR
FIVE-YEAR                      REPRESENTATIVE
AVERAGE BASE SALARY            YEARS OF CREDITED SERVICE
- ---------------------------------------------------------------------------------------------
                                  15           20           25           30        35 OR MORE
- ---------------------------------------------------------------------------------------------
$300,000                       $101,250     $135,000     $150,000     $165,000      $180,000
 350,000                        118,125      157,500      175,000      192,500       210,000
 400,000                        135,000      180,000      200,000      220,000       240,000
 450,000                        151,875      202,500      225,000      247,500       270,000
 500,000                        168,750      225,000      250,000      275,000       300,000
 550,000                        185,625      247,500      275,000      302,500       330,000
 600,000                        202,500      270,000      300,000      330,000       360,000
- ---------------------------------------------------------------------------------------------

The table below sets forth the number of years of credited service and the average base salary, in each case as of the end of 1994, that would be taken into account in determining the pension payable under the Retirement Plan's benefit formula to each of the executive officers named in the Summary Compensation Table.

                                                                                     AVERAGE
                                                                   YEARS              BASE
     NAME                                                        OF SERVICE          SALARY
- ---------------------------------------------------------------------------------------------
H.M. Schwarz                                                     27.9               $496,000
J.S. Maurer                                                      24                  366,000
F.B. Taylor                                                      28.6                337,000
D.M. Roberts                                                     15                  342,000
F.S. Wonham                                                      15.5                342,000
- ---------------------------------------------------------------------------------------------

The amount of compensation taken into account in determining each executive officer's pension under the Retirement Plan's formula, as shown in the third column of the table above, represents the average of the rates of base salary in effect for such officer as of the last day of each of the years 1990 through 1994. In the case of each such officer, the base salary amounts so taken into account for the years 1992, 1993 and 1994 differ from the amounts shown in the "Salary" column of the Summary Compensation Table for these years, in that the latter amounts represent the base salary actually earned by the officer during each such year, rather than the rate of base salary in effect for the officer at the end of that year.

The pension amounts otherwise payable from the Retirement Plan are subject to reduction to the extent necessary to comply with the applicable Code Limitations. However, in the case of each executive officer named in the Summary Compensation Table, any pension amount otherwise payable under the Retirement Plan's benefit formula that cannot be paid to such officer from the Retirement Plan because of the Code Limitations will be paid to the officer under the Trust Company's Benefit Equalization Plan or under a supplemental pension agreement which the Corporation has entered into with each such officer. In addition, supplemental pension agreements for Mr. Wonham and Mr. Roberts provide, in effect, that if such officer retires on or after his normal retirement date (age
65) with less than 25 years of credited service, he will receive a supplemental pension from the Trust Company in such amount as may be necessary for the total pension amount payable to him under the Retirement Plan, the Benefit Equalization Plan, any retirement plan maintained by any previous employer and under his supplemental pension agreement with the Trust Company, to be at least equal to the pension amount that would have been payable to him under the Retirement Plan (without regard to the Code Limitations) if he had had 25 years of credited service at the time of his retirement.

Messrs. Roberts and Wonham will be retiring effective as of the closing date of the Reorgainzation. Upon such termination of their employment, they will each be entitled to receive the following separation benefits: (a) an immediate lump-sum cash severance payment, in an amount equal to

$547,200 in the case of Mr. Roberts and $560,800 in the case of Mr. Wonham, and
(b)_payment of a supplemental pension in addition to the pension payable to them under the Retirement Plan and Benefit Equalization Plan. The cash severance payment to each of them will be the sum of one year's base salary ($342,000) plus an amount ($205,200 in the case of Mr. Roberts and $218,900 in the case of Mr. Wonham) equal to 4% of his present annual base salary for each of his years of service with the Corporation (15 years in the case of Mr. Roberts and 16 years in the case of Mr. Wonham). The supplemental pension payable to each of Messrs. Roberts and Wonham will be an amount equal to the excess of (x) the additional pension that would be payable to him under the Retirement Plan's benefit formula if he had completed 25 years of service, over (y) the additional pension that would be payable to him if he were entitled to receive an additional pension under the Retirement Plan in an amount that is actuarially equivalent to the abovementioned service-based component of the cash severance payment to be made to them ($205,200 in the case of Mr. Roberts and $218,900 in the case of Mr. Wonham), after adjustment for taxes payable thereon. The actuarial present values of the supplemental pensions payable to Messrs. Roberts and Wonham are, respectively, $910,000 and $540,000.

CHANGE IN CONTROL PROVISIONS. Various compensation and benefit plans under which the executive officers named in the Summary Compensation Table are covered contain provisions pursuant to which payment of the benefits provided under the plan would be accelerated in the event of a "change in control" of the Corporation (as defined in the Stock Plan), unless the Board of Trustees otherwise determines prior to the date of the change in control (or not later than 45 days thereafter in certain circumstances). As defined in the Stock Plan, a "change in control" means that any of the following events has occurred: (i) 20% or more of the Common Shares have been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation; (ii) there has been a merger or equivalent combination after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Corporation; or (iii) 20% or more of the directors elected by shareholders to the Board of Directors of the Corporation are persons who were not nominated by management in the most recent proxy statement of the Corporation.

Specifically, upon such a change in control (a) the restrictions applicable to all restricted stock previously awarded under the Stock Plan would lapse, and a cash payment would be made for each share of restricted stock equal to the Determined Value (as defined in the Stock Plan) of a Common Share of the Corporation; (b) each stock option granted under the Stock Plan at least six months prior to the change in control would be cancelled in return for a cash payment equal to the excess of the Determined Value of the Common Shares subject to the option over the aggregate purchase price of such Common Shares under the terms of the option; (c) all other stock options outstanding under the Stock Plan would become immediately and fully exercisable; (d) all performance share units awarded under the Stock Plan for the performance cycle in which the change in control occurs would be deemed to have been earned in full, and a cash payment would be made for each such performance share unit in an amount equal to the Determined Value of a Common Share of the Corporation; (e) all previously deferred awards of performance share units under the Stock Plan would become immediately payable in the form of a cash payment in an amount equal to the sum of the Interest Portion (as defined in the Stock Plan) of such awards and the Determined Value of the number of Common Shares of the Corporation corresponding to the number of units included in the Phantom Share Unit Portion (as defined in the Stock Plan) of such awards; (f) all benefit equalization units previously granted under the Stock Plan (a form of phantom share unit) would become immediately payable in the form of a cash payment in an amount equal to the Determined Value of the number of Common Shares of the Corporation corresponding to the number of benefit equalization units credited to the participant; (g) all awards under the 1990 Annual Incentive Plan for the year in which the change in control occurs would be deemed to have been earned in full, and would be immediately payable in the form of a cash payment; and (h) the balance of each participant's account under the Executive Deferred

Compensation Plan and Annual Incentive Plan (the "AIP") would become immediately payable in cash.

With respect to all options granted under the Corporation's option plans other than incentive stock options granted before October 27, 1987, the Merger will be treated as the occurrence of a "change in control" of the Corporation, as defined in the option plans, with the following consequences:

     (a) any option granted under the Stock Plan which is not fully exercisable will be accelerated, so that the holder thereof will be entitled to exercise such option immediately before the effective time of the Merger (the "Effective Time") with respect to any or all of the Common Shares then subject to the option;

     (b) each option granted under the Stock Plan and predecessor option plans, to the extent it has not expired or has not been exercised or cancelled prior to the Effective Time, will be cancelled as of the Effective Time; and

     (c) with respect to each option so cancelled, the holders thereof will be entitled to receive a lump-sum cash payment in an amount equal to the excess of (i) the Determined Value (as defined below) of the Common Shares subject to the option, over (ii) the aggregate exercise price for such shares. The amount so payable with respect to each such option, less the amount of taxes required to be withheld on such amount, will be paid to the holder of such option at the Effective Time, or as soon thereafter as practicable.

"Determined Value" of the Common Shares subject to any option means the product of (i) the greater of (A) the highest bid price of a Common Share during the 12-month period ending on the day immediately preceding the closing date of the Reorganization, and (B) the Transaction Value per Common Share, multiplied by
(ii) the number of Common Shares subject to such option. "Transaction Value" per Common Share shall mean the sum of (x) the product of the number of shares of Chase common stock into which each Common Share will be converted in the Merger, multiplied by an amount equal to the 10-day average of the daily average of the high and low prices for Chase common stock as reported for New York Stock Exchange composite transactions on each of the 10 trading days immediately preceding the last business day before the closing date of the Reorganization, and (y) an amount equal to the 10-day average of the daily average of the high bid and low asked prices for a Common Share of New Holdings in the over-the-counter market as reported by the National Quotation Bureau Incorporated on a "when-issued" basis on each of the 10 trading days immediately preceding the closing date.

Set forth below is a table showing, for each executive officer named in the Summary Compensation Table, the total number of shares subject to options (exercisable and unexercisable) held by him as of December 31, 1994, for which the officer may become entitled to receive a cash payment upon the Merger, the range of exercise prices under such options, and the number of such option shares that will not have become exercisable prior to, but may become exercisable as a result of, the Merger:

                                                                              NO. OF OPTION
                                                              RANGE OF          SHARES TO
                                         TOTAL NO. OF      EXERCISE PRICE   BECOME EXERCISABLE
        NAME                             OPTION SHARES        PER SHARE         ON MERGER
- ----------------------------------------------------------------------------------------------
H. Marshall Schwarz                           93,500       $27.75 - $53.88         21,250
Jeffrey S. Maurer                             70,700       $27.75 - $53.88         17,250
Frederick B. Taylor                           56,450       $27.75 - $53.88         15,250
Donald M. Roberts                             41,000       $27.75 - $53.88          9,250
Frederick S. Wonham                           35,500       $30.75 - $53.88          9,250
                                         -------------                           --------
Total                                        297,150       $27.75 - $53.88         72,250
                                         ==============                     ==================
- ----------------------------------------------------------------------------------------------

The Merger also will constitute a "change in control" as defined in, and for purposes of, the AIP. Accordingly, if the Merger is consummated, previously accrued benefits under the AIP will become immediately payable at the Effective Time, and each participant in the AIP will be entitled to receive an immediate cash payment in an amount equal to his or her account balance under the plan. The amounts of the account balances, as of such date, that will become so payable in the case of the executive officers named in the Summary Compensation Table (other than Mr. Schwarz, who has no account balance under the AIP) are as follows:

Jeffrey S. Maurer                                                              $  146,734.88
Frederick B. Taylor                                                               109,038.24
Donald M. Roberts                                                               1,168,285.29
Frederick S. Wonham                                                               211,424.24
                                                                               -------------
     Total                                                                     $1,635,482.65
                                                                               =============

The Retirement Plan provides that if that plan is terminated within four years after the occurrence of a change in control, any surplus funding in the plan would be applied (subject to the Code Limitations and other tax qualification requirements applicable to the Retirement Plan) to provide pro rata increases in the accrued pension benefits of all qualified participants in the Retirement Plan, including the executive officers named in the Summary Compensation Table.

The supplemental pension agreements with each of the executive officers named in the Summary Compensation Table provide that in the event of the involuntary termination of any such officer's employment following a change in control, such officer would receive from the Corporation an immediate lump sum cash payment equal to the actuarial present value of the supplemental pension that would have been payable to the officer under the agreement at his normal retirement date if he had remained employed with the Corporation until that date, at the rate of annual compensation in effect for such officer immediately prior to such termination of his employment.

In addition, under the 1990 Change in Control and Severance Policy (the "1990 Policy"), each of the executive officers named in the Summary Compensation Table would be entitled to receive severance benefits in the event of any such officer's involuntary termination of employment within two years following a change in control. In such event, each such officer would be entitled to receive a cash payment in an amount equal to the sum of (a) two times such officer's then current annual base salary, (b) the average of the highest three of the previous five years' awards to such officer under the 1990 Annual Incentive Plan and predecessor plan and (c) 25 times such officer's then current weekly base salary.

BENEFIT PROTECTION TRUSTS. The Corporation has established the U.S. Trust Corporation Benefits Protection Trust I and the U.S. Trust Corporation Benefits Protection Trust II, and the Trust Company has established the United States Trust Company of New York and Affiliated Companies Executives Benefits Protection Trust, for the purposes of assisting the Corporation and the Trust Company in meeting their obligations under certain of the benefit and compensation plans maintained by them. The U.S. Trust Corporation Benefits Protection Trust I also will cover benefits payable under the Board Deferred Plan with respect to the "Interest Portion" of a board member's deferred amounts under that plan.

Upon the occurrence of a change in control, the trust funds would be used to make benefit payments to the officers and board members in accordance with the provisions of the applicable plans and the trust agreements. However, at all time prior to payment to the officers and board members, all assets held in the trusts will remain subject to the claims of the Corporation's and the Trust Company's respective creditors.

The trusts are intended to qualify as "grantor trusts" within the meaning of the Code, with the consequence that the Corporation and the Trust Company will be treated as owners of all of the assets and income of the trusts for federal income tax purposes. No contributions have been made to the trusts as yet.

DIRECTORS, TRUSTEES AND OFFICERS LIABILITY INSURANCE

Pursuant to Section 726(d) of the New York Business Corporation Law and Section 7024(d) of the New York Banking Law, the Corporation and the Trust Company hereby report that on June 10, 1994, policies of directors and officers liability insurance in the aggregate amount of $50,000,000 were obtained for a one-year term with National Union Fire Insurance Company of Pittsburgh, Federal Insurance Company and Aetna Casualty & Surety Company at a total cost of $372,600 covering all directors, trustees and officers of the Corporation and the Trust Company and affiliated companies serving at any time during the term of the policies.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of the Corporation's directors are customers of the Trust Company and some of the directors are officers of corporations or members of partnerships which are customers of the Trust Company. As such customers, they have had transactions in the ordinary course of business with the Trust Company, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. In the ordinary course of business, the Trust Company uses the products or services of a number of organizations with which directors of the Corporation are affiliated as officers or partners. It is expected that the Trust Company and the Corporation will in the future have transactions with organizations with which directors of the Corporation are affiliated as officers or partners. The law firm of Cravath, Swaine & Moore, of which Mr. Samuel C. Butler is a partner, the law firm of Patterson, Belknap, Webb & Tyler, of which Ms. Antonia M. Grumbach is a partner, the law firm of Wien, Malkin & Bettex, of which Mr. Peter L. Malkin is a partner, and the law firm of Milbank, Tweed, Hadley & McCloy, of which Mr. Carroll L. Wainwright, Jr. is a consulting partner, performed legal services for the Corporation or the Trust Company in 1994.

IIRATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to shareholder approval, the Board of Directors of the Corporation and the Board of Trustees of the Trust Company have appointed Coopers & Lybrand, certified public accountants, as independent auditors for the year 1995. Coopers & Lybrand have served as independent auditors for the Trust Company for many years and have served as independent auditors for the Corporation since its inception in 1977. In their capacity as independent auditors for the year 1994, Coopers & Lybrand performed the following services: audited the consolidated financial statements of the Corporation and the statement of condition of the Trust Company and of certain of the subsidiaries of the Corporation and the Trust Company, the separate financial statements of the Trust Company's employee benefit plans as required by the Employee Retirement Income Security Act of 1974 and the separate monthly financial statements of the Pooled Pension and Profit Sharing Trust Funds and Discretionary Trust Funds administered by the Trust Company; conducted limited reviews of the quarterly financial information that is reported to shareholders; and conducted special internal accounting control reviews of assets held or managed by the Trust Company for others.

The members of the Audit Committee are currently Messrs. Etherington (the Committee Chairman), de Montebello, Douglas, Smith, Stookey and Wilson.

Representatives of Coopers & Lybrand will be present at the Meeting with the opportunity to make a statement if they wish to do so. They also will be available to respond to appropriate questions.

If the appointment of Coopers & Lybrand is not approved by the shareholders, the appointment of independent auditors will be reconsidered by the Board of Directors of the Corporation and the Board of Trustees of the Trust Company.

III MISCELLANEOUS

OTHER MATTERS

The management of the Corporation does not know of any matters to be presented at the Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Corporation for possible inclusion in the proxy statement and form of proxy relating to the 1996 meeting by December 18, 1995.

COST OF SOLICITATION

The expense of soliciting proxies will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, by telephone, by facsimile or by telegraph. It is anticipated that banks, brokerage firms and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to beneficial owners and to obtain authorizations for the execution of proxies; and, if they in turn so request, the Corporation will reimburse such banks, brokerage firms and other institutions, nominees and fiduciaries for their expenses in forwarding such material. Officers and regular employees of the Corporation and the Trust Company also may solicit proxies without additional remuneration therefor. The Corporation has retained Morrow & Co., Inc., New York, New York, to aid in the solicitation of proxies for an estimated fee of $4,500.

Dated: April 17, 1995

Carol A. Strickland
Secretary

U.S. TRUST                                              U.S. TRUST CORPORATION
STOCK FUND VOTING INSTRUCTION

 VOTING INSTRUCTION SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS UNITED STATES TRUST COMPANY OF NEW YORK, 114 WEST 47TH STREET,
    NEW YORK, NEW YORK TUESDAY, MAY 23, 1995, 10:00 A.M. NEW YORK TIME


The undersigned, a Member of the Employees 401 (k) Plan & ESOP of
United States Trust Company of New York and Affiliated Companies (the Plan), hereby instructs United States Trust Company of New York as Trustee of the Plan to vote, either in person or by proxy, the number of Common Shares of the Corporation represented by my interest in the Stock Fund in accordance with the terms of the Plan upon the nominees for Director (Samuel C. Butler, Paul W. Douglas, Orson D. Munn, H. Marshall Schwarz, Philip L. Smith, Frederick B. Taylor, Carroll L. Wainwright, Jr., Ruth A. Wooden), upon the other matters shown on the reverse side, which are described in the Proxy Statement, and upon all other matters which may come before the 1995 Annual Meeting of Shareholders of U.S. Trust Corporation, or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES
                                                        (SEE REVERSE SIDE).

/X/  Please mark your vote with an X.


1. Election of Directors   FOR     WITHHELD
                           / /       / /
2. Ratify selection ofIndependent Accountants

      FOR          AGAINST      ABSTAIN
      / /            / /          / /

For, except vote withheld from the following nominees(s) named on the reverse side:
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

SIGNATURE(S)   PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUCTION CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.                     DATE

                                   U.S. TRUST
                             U.S. TRUST CORPORATION

PROXY

     PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
                    UNITED STATES TRUST COMPANY OF NEW YORK,
                    114 WEST 47TH STREET, NEW YORK, NEW YORK
                 TUESDAY, MAY 23, 1995, 10:00 A.M. NEW YORK TIME

The undersigned appoints WILLIAM M. THROOP, JR. and EDWARD B. PENNFIELD, or either of them, each with power of substitution, to attend the Annual Meeting of Shareholders of U.S. Trust Corporation and to vote the Common Shares the undersigned would be entitled to vote if personally present upon the nominees for Director (Samuel C. Butler, Paul W. Douglas, Orson D. Munn, H. Marshall Schwarz, Philip L. Smith, Frederick B. Taylor, Carroll L. Wainwright, Jr., Ruth A. Wooden), upon the other matters shown on the reverse side, which are described in the Proxy Statement, and upon all other matters which may come before the 1995 Annual Meeting of Shareholders of U.S. Trust Corporation, or any adjournment thereof.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS PROXY.

                                                              (SEE REVERSE SIDE)

/X/  Please mark your
     vote with an X.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

        This proxy will be voted FOR Items 1 and 2 if no choice is specified.

1. Election of  FOR  WITHHELD  2. Ratify selection of     FOR  AGAINST  ABSTAIN
   Directors    / /    / /        Independent Accountants / /    / /      / /

For, except vote withheld from the following nominees(s) named on the reverse side:

- --------------------------------------------------------


- ------------------------------------------------------------------------------
SIGNATURE(S) PLEASE MARK, SIGN, DATE                      DATE
AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as your name or names appear hereon. Please add your title if you are signing as Attorney, Administrator, Executor, Guardian, Trustee or in any other representative capacity.

U.S. TRUST                                               U.S. TRUST CORPORATION
ESOP VOTING INSTRUCTION

  VOTING INSTRUCTION SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS UNITED STATES TRUST COMPANY OF NEW YORK, 114 WEST 47TH STREET,
    NEW YORK, NEW YORK  TUESDAY, MAY 23, 1995, 10:00 A.M. NEW YORK TIME


The undersigned, a Member of the Employees  401 (k) Plan & ESOP of
United States Trust Company of New York and Affiliated Companies (the Plan), hereby instructs United States Trust Company of New York as Trustee of the Plan to vote, either in person or by proxy, the number of Common Shares of the Corporation allocated to my account in the ESOP Stock Fund which I am entitled to vote in accordance with the terms of the Plan upon the nominees for Director (Samuel C. Butler, Paul W. Douglas, Orson D. Munn, H. Marshall Schwarz, Philip
L. Smith, Frederick B. Taylor, Carroll L. Wainwright, Jr., Ruth A. Wooden), upon the other matters shown on the reverse side, which are described in the Proxy Statement, and upon all other matters which may come before the 1995 Annual Meeting of Shareholders of U.S. Trust Corporation, or any adjournment thereof.



 YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE).

 /X/ Please mark your vote with an X.

   1. Election of Directors    FOR     WITHHELD
                               / /       / /

   2. Ratify selection of Independent Accountants

          FOR            AGAINST         ABSTAIN
          / /              / /             / /
 For, except vote withheld from the following nominees(s) named on the reverse side:

- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------
  SIGNATURE(S) PLEASE MARK, SIGN, DATE AND RETURN THIS INSTRUCTION CARD PROMPTLY
  USING THE ENCLOSED ENVELOPE.                                        DATE